Exhibit 1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment 3)*

Dell Technologies Inc.

(Name of Issuer)

Class V Common Stock, par value $0.01 per share

(Title of Class of Securities)

24703L103

(CUSIP Number)

Andrew Langham

Icahn Capital LP

767 Fifth Avenue, 47th Floor

New York, New York 10153

(212) 702-4300

(Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications)

October 31, 2018

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

Item 1. Security and Issuer

This statement constitutes Amendment No. 3 to the Schedule 13D relating to the shares of Class V Common Stock, par value $0.01 per share (“Shares”), issued by Dell Technologies Inc. (the “Issuer”), and hereby amends the Schedule 13D filed with the Securities and Exchange Commission on October 15, 2018, as previously amended (the “Schedule 13D”), to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.

Item 4. Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended to add the following at the end thereof:

On October 31, 2018, the Reporting Persons filed an action pursuant to Section 220 of the Delaware General Corporation Law against the Issuer (the “220 Complaint”). A copy of the press release relating to the 220 Complaint is attached hereto as Exhibit 1 and is incorporated by reference herein.

Item 7. Material to be Filed as Exhibits

Item 7 of the Schedule 13D is hereby amended by adding the following exhibit:

1.	Press Release, dated November 1, 2018.

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 1, 2018

ICAHN PARTNERS MASTER FUND LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp.

By:	/s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By:	/s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

/s/ Carl C. Icahn
CARL C. ICAHN

[Signature Page of Schedule 13D/A No. 3 – Dell Technologies Inc.]

Contact:
Icahn Capital LP
Susan Gordon
(212) 702-4309

AFFILIATES OF CARL C. ICAHN FILE LAWSUIT
AGAINST DELL TECHNOLOGIES INC.

New York, New York, November 1, 2018 -- Affiliates of Carl C. Icahn, which own 18.5 million shares, or 9.3%, of Dell Technologies Inc.’s (“Dell”) Class V Common Stock (NYSE: DVMT), have commenced litigation against Dell Technologies Inc. The complaint was filed in the Court of Chancery of the State of Delaware on October 31, 2018.

•	Icahn affiliates forced to file complaint against Dell because even though Delaware stockholders have the right to review a company’s books and records, Dell refused to provide much basic information relating to the proposed DVMT merger and solicitation.

•	Dell completely refused to provide any information relating to the period from July 3, 2018 through the present. This period is critical to DVMT stockholders because the company and its advisors have been soliciting votes, and DVMT stockholders have a right to know whether, and to what extent, the Board is aware of, and even planned, some of the apparently coercive tactics being employed by the company and its advisors.

•	The complaint demands that Dell permit Icahn to review and potentially share material information relating to the proposed DVMT Merger. DVMT stockholders deserve to know the full and objective truth! DVMT stockholders should not have to rely exclusively on a narrative provided by the company and its controlling stockholders.

•	The proposed DVMT merger is a conflicted transaction that benefits the controlling stockholders, at the expense of the DVMT stockholders. It is imperative to understand on what grounds, if any, the independent directors concluded that the proposed DVMT Merger, a transaction that allows the controlling stockholders to capture a substantial majority of $11 billion, is in the best interests of the DVMT stockholders?

•	The DVMT stockholders are OWED fiduciary duties by the Board. With the Court’s support, we believe Icahn’s litigation will uncover whether the Board properly discharged its fiduciary duties to the DVMT stockholders.

•	For example, were the independent directors informed or did the controlling stockholders and Dell’s advisors taint the process by mischaracterizing the forced IPO conversion as an ultimatum? Did the independent directors and their advisors understand the forced IPO conversion is a threat designed to force the DVMT stockholders to support the DVMT merger? Or were they pressured into agreeing to the proposed DVMT merger in order to eliminate the risk of the forced IPO conversion?

•	Were the independent directors freely able to select their own advisors? Or, were they “encouraged” to engage Evercore – a firm that has a history of providing advisory services in Dell transactions?

•	By repeatedly and publicly invoking the possibility of an IPO, we believe Dell is brazenly suggesting that if the proposed DVMT merger fails, then the company will complete an IPO which all informed stockholders are aware can be followed by a forced conversion of the DVMT stock into shares of Dell’s newly listed stock. We believe this is a threat blatantly deployed in an attempt to coerce DVMT stockholders to vote in favor of the merger, or else risk the unknown consequences of the forced IPO conversion.

•	DVMT stockholders have a right to know whether and to what extent these tactics have been discussed at the Board level and with management and the company’s advisors.

•	If Dell’s process to takeout the Class V stock was conducted in a fair manner consistent with Delaware law requirements, if the Board discharged its fiduciary duties, then why not share all relevant books and records? Or, is there something to hide from Dell’s public stockholders?

•	DVMT shares have consistently been used to capture value attributable to Michael Dell and his Silver Lake partners. At the beginning, the DVMT shares were financially engineered to bridge the valuation gap in the EMC acquisition when highly levered Dell could not raise any additional debt.

•	For the past two years, DVMT shares traded at a massive discount. But, instead of fulfilling their fiduciary duties to DVMT stockholders and trying to close that massive discount, the Dell Board chose to engage in a complex share repurchase program designed to capture further value. Now, if allowed to proceed on its current terms, the proposed DVMT merger will capture a substantial amount of $11 billion in incremental value that will substantially benefit Michel Dell and Silver Lake. That cannot be an accident.

We believe we have compelling arguments and we are optimistic that the Delaware courts will support our efforts. The proposed Class V merger is a controlling stockholder transaction, and as such, Delaware law requires that minority stockholders be protected. To assess whether minority stockholders have been adequately protected, it is imperative that we are permitted to review the company’s relevant books and records. What is Dell hiding?

STOP THE
PROPOSED DVMT MERGER!

VOTE AGAINST THE MERGER!

Ashby & Geddes, P.A. is representing Mr. Icahn and his affiliates in this litigation.

Additional Information and Where to Find it; Participants in the Solicitation

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE CLASS V STOCKHOLDERS OF DELL TECHNOLOGIES INC. FOR USE AT A SPECIAL MEETING OF STOCKHOLDERS OF DELL TECHNOLOGIES INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO CLASS V STOCKHOLDERS OF DELL TECHNOLOGIES INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV, OR UPON REQUEST OF OUR PROXY SOLICITOR, HARKINS KOVLER, LLC, BY TELEPHONE AT +1 (212) 468-5380 OR BY EMAIL AT DVMT@HARKINSKOVLER.COM. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT FILED ON SCHEDULE 14A. BY CARL ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 2018 (THE "SCHEDULE 14A"). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN DELL TECHNOLOGIES INC.

IMPORTANT DISCLOSURE INFORMATION

THIS LETTER CONTAINS OUR CURRENT VIEWS ON THE VALUE OF SECURITIES OF DELL TECHNOLOGIES INC. AND VMWARE, INC.OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. THE ACTUAL PERFORMANCE AND RESULTS OF DELL TECHNOLOGIES INC. AND/OR VMWARE, INC. MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR LONG POSITIONS, OR INCREASE OUR LONG EXPOSURE BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING DELL TECHNOLOGIES, INC. AND/OR VMWARE, INC. WITHOUT UPDATING THIS LETTER OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY APPLICABLE LAW).

THE INFORMATION CONTAINED ABOVE IS NOT AND SHOULD NOT BE CONSTRUED AS INVESTMENT ADVICE AND DOES NOT PURPORT TO BE AND DOES NOT EXPRESS ANY OPINION AS TO THE PRICE AT WHICH THE SECURITIES OF DELL TECHNOLOGIES INC. OR VMWARE, INC. MAY TRADE AT ANY TIME. THE INFORMATION AND OPINIONS PROVIDED ABOVE SHOULD NOT BE TAKEN AS SPECIFIC ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. INVESTORS SHOULD MAKE THEIR OWN DECISIONS REGARDING DELL TECHNOLOGIES INC. AND VMWARE, INC. AND THEIR PROSPECTS BASED ON SUCH INVESTORS’ OWN REVIEW OF PUBLICALLY AVAILABLE INFORMATION AND SHOULD NOT RELY ON THE INFORMATION CONTAINED ABOVE. NEITHER CARL C. ICAHN NOR ANY OF HIS AFFILIATES ACCEPTS ANY LIABILITY WHATSOEVER FOR ANY DIRECT OR CONSEQUENTIAL LOSS HOWSOEVER ARISING, DIRECTLY OR INDIRECTLY, FROM ANY USE OF THE INFORMATION CONTAINED ABOVE.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter are forward-looking statements including, but not limited to, statements that are predictions of or indications of future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward- looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified under the sections entitled “Risk Factors” in Dell Technologies Inc.’s and VMware, Inc.’s Annual Reports on Form 10-K for the year ended December 31, 2017 as well as the factors identified in Dell Technologies Inc’s and VMware, Inc.’s other public filings. Such forward-looking statements should therefore be considered in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.